Exhibit 99.4

Knology, Inc. and Subsidiaries

INDEPENDENT AUDITORS’ REPORT

Knology, Inc.

We have audited the accompanying consolidated balance sheet of Knology, Inc. (a Delaware corporation) and subsidiaries (“the Company”) as of December 31, 2002 and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for the year ended December 31, 2002. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of the Company as of December 31, 2001 and for each of the two years in the period then ended, before these revisions to Note 2 and 10, were audited by another auditor who has ceased operations. This auditor expressed an unqualified opinion on those financial statements and included an explanatory paragraph that expressed substantial doubt about the Company’s ability to continue as a going concern in their report dated February 7, 2002.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2002 and the results of their operations and their cash flows for the year ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets,” which was adopted by the Company as of January 1, 2002. Also as discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for stock-based compensation to conform to Statement of Financial Accounting Standards No. 123 “Accounting for Stock-Based Compensation,” which was adopted by the Company as of December 31, 2002.

As discussed above, the consolidated financial statements of Knology, Inc., and subsidiaries as of December 31, 2001 and for each of the two years in the period then ended were audited by other auditors who have ceased operations. These consolidated financial statements have been revised as follows:

1.    As described in Note 2, these consolidated financial statements have been revised to include the transition disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, which was adopted by the Company as of January 1, 2002. Our audit procedures with respect to 2001 and 2000 included (a) agreeing previous reported net loss to the previously issued consolidated financial statements and the adjustments to reported net loss representing amortization expense recognized in those periods relating to goodwill to the Company’s underlying records obtained from management, and (b) testing the mathematical accuracy of the reconciliation of adjusted net loss to reported net loss.

Knology, Inc. and Subsidiaries

2.  As described in Notes 2 and 10, these consolidated financial statements have been revised to include the reclassification provisions required by Statement of Financial Accounting Standards No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Correction,” which was adopted by the Company as of December 31, 2002. Our audit procedures with respect to 2001 included (a) agreeing the reported amount to underlying accounting records obtained from management, and (b) testing the mathematical accuracy of reclassification of gain on early extinguishment of debt to operating expenses.

3.    As described in Notes 2 and 11, these consolidated financial statements have been revised to give effect to the reverse stock split on November 28, 2003 discussed in Note 11. We audited the adjustments described in Note 11 that were applied to revise the 2001 and 2000 financial statements for such reverse stock split. Our audit procedures included (1) comparing the amounts shown in the earnings per share disclosures for 2001 and 2000 to the Company’s underlying accounting analysis obtained from management, (2) comparing the previously reported shares outstanding and income statement amounts per the Company’s accounting analysis to the previously issued financial statements, and (3) recalculating the reduction in shares to give effect to the reverse stock split and testing the mathematical accuracy of the underlying analysis.

In our opinion, such disclosures and reclassifications are appropriate and have been properly applied. However, we were not engaged to audit, review, or apply any procedures to the 2001 and 2000 consolidated financial statements of the Company other than with respect to such disclosures and reclassifications, and accordingly, we do not express an opinion or any other form of assurance on the 2001 and 2000 consolidated financial statements taken as a whole.

/s/    DELOITTE & TOUCHE LLP

Atlanta, Georgia

February 14, 2003, except for Notes 2 and 11

as to which the date is December 1, 2003

Knology, Inc. and Subsidiaries

The following report of Arthur Andersen LLP (“Andersen”) is a copy of the report previously issued by Andersen on February 7, 2002. The report of Andersen is included in this registration statement pursuant to Rule 2-02(c) of regulation S-X. The Company has not been able to obtain a reissued report from Andersen. Andersen has not consented to the inclusion of its report in this registration statement. Because Andersen has not consented to the inclusion of its report in this registration statement, it may be difficult to seek remedies against Andersen, and the ability to seek relief against Andersen may be impaired

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Knology, Inc.:

We have audited the accompanying consolidated balance sheets of Knology, Inc. (a Delaware corporation) and subsidiaries as of December 31, 2000 and 2001 and the related consolidated statements of operations, stockholders’ equity and comprehensive loss and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Knology, Inc. and subsidiaries as of December 31, 2000 and 2001 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and is in an unfavorable working capital and uncertain liquidity position that raises substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 1. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the company be unable to continue as a going concern.

/s/    ARTHUR ANDERSEN LLP

Atlanta, Georgia

February 7, 2002

Knology, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	December 31,
	2001	2002

ASSETS
Current Assets:
Cash (including $5,745 of restricted cash as of December 31, 2002) (Note 3)	$38,074	$43,913
Accounts receivable, net of allowance for doubtful accounts of $811 and $2,194 as of December 31, 2001 and 2002, respectively	13,420	14,863
Accounts receivable—affiliates	594	72
Prepaid expenses	946	996

Total current assets	53,034	59,844
Property, Plant and Equipment:
System and installation equipment	467,977	504,628
Test and office equipment	40,717	45,881
Automobiles and trucks	9,855	9,596
Production equipment	669	666
Land	3,748	3,738
Buildings	16,998	17,271
Construction and premise inventory	24,846	16,422
Leasehold improvements	2,133	1,675

	566,943	599,877
Less accumulated depreciation and amortization	(166,092)	(242,695)

Property, plant, and equipment, net	400,851	357,182

Other Long-Term Assets:
Intangible assets, net	44,363	41,084
Deferred issuance costs, net	5,479	447
Investments	12,625	12,580
Other	188	154

Total assets	$516,540	$471,291

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of notes payable	$17,096	$3,406
Accounts payable	18,102	15,729
Accrued liabilities	10,583	8,441
Unearned revenue	6,636	8,268

Total current liabilities	52,417	35,844
Noncurrent Liabilities:
Notes payable	31,331	50,490
Unamortized investment tax credits	182	110
Senior discount notes, net of discount	339,486	198,455

Total noncurrent liabilities	370,999	249,055

Total liabilities	423,416	284,899

Commitments and Contingencies (Note 6)
Warrants (Note 4)	4,726	1,861

Stockholders’ Equity:
Series A preferred stock, $.01 par value per share; 56,000,000 shares authorized, 50,990,888 and 51,040,457, shares issued and outstanding at December 31, 2001 and 2002, respectively	510	510
Series B preferred stock, $.01 par value per share; 21,180,131 shares authorized, 21,180,131 and 21,180,131, shares issued and outstanding at December 31, 2001 and 2002, respectively	212	212
Series C preferred stock, $.01 par value per share; 60,000,000 shares authorized, 37,219,562 and 50,219,562, shares issued and outstanding at December 31, 2001 and 2002, respectively	372	502
Series D preferred stock, $.01 par value per share; 34,000,000 shares authorized, 0 and 10,684,751, shares issued and outstanding at December 31, 2001 and 2002, respectively (Note 8)	0	107
Series E preferred stock, $.01 par value per share; 25,000,000 shares authorized, 0 and 21,701,279, shares issued and outstanding at December 31, 2001 and 2002, respectively (Note 8)	0	217
Common stock, $.01 par value per share; 200,000,000 shares authorized, 50,219 and 50,319 shares issued and outstanding at December 31, 2001 and 2002, respectively	5	5
Additional paid-in capital	394,741	493,046
Accumulated deficit	(307,442)	(310,068)

Total stockholders’ equity	88,398	184,531

Total liabilities and stockholders’ equity	$516,540	$471,291

The accompanying notes are an integral part of these consolidated financial statements.

Knology, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands, except share data)

	Year ended December 31,
	2000	2001	2002

Operating revenues:
Video	$41,821	$48,834	$60,752
Voice	34,943	44,793	58,742
Data services and other	5,809	12,562	22,372

Total operating revenues	82,573	106,189	141,866

Operating expenses:
Cost of services (excluding depreciation and amortization)	31,010	32,469	41,007
Selling, general and administrative expenses	58,725	73,322	79,837
Depreciation and amortization	60,672	78,954	80,533
Reorganization professional fees	0	0	3,842
Gain on debt extinguishment (Note 4)	0	(31,875)	(109,804)
Asset impairment	0	0	9,946
Non-cash stock option compensation	0	0	3,266
Litigation fees (Note 6)	0	0	1,244

Total operating expenses	150,407	152,870	109,871

Operating (loss) income	(67,834)	(46,681)	31,995

Other income (expense):
Interest income	4,858	2,724	395
Interest expense (contractual interest of $41,619 for the 12 months ended December 31, 2002)	(39,715)	(42,793)	(36,266)
Affiliate interest expense, net	(2)	0	0
Gain on adjustment of warrants to market	0	0	2,865
Other expense, net	(1,373)	(834)	(321)

Total other expense	(36,232)	(40,903)	(33,327)

Loss before income taxes and cumulative effect of change in accounting principle	(104,066)	(87,584)	(1,332)
Income tax benefit (provision)	3,170	(2,789)	0

Loss before cumulative effect of change in accounting principle	(100,896)	(90,373)	(1,332)
Cumulative effect of change in accounting principle	0	0	(1,294)

Net loss	(100,896)	(90,373)	(2,626)
Non-cash distribution to preferred stockholders (Note 8)	0	(36,579)	0

Net loss attributable to common stockholders	$(100,896)	$(126,952)	$(2,626)

Basic and diluted net loss per share attributable to common stockholders	$(3,618.68)	$(2,628.84)	$(52.20)

Basic and diluted weighted average number of common shares outstanding	27,882	48,292	50,304

The accompanying notes are an integral part of these consolidated financial statements.

Knology, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE LOSS

(dollars in thousands)

	Series A Preferred Stock		Series B Preferred Stock		Series C Preferred Stock		Series D Preferred Stock		Series E Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (loss)	Total Stock- holders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount

Balance, December 31, 1999	48,035,531	$480	0	$0	0	$0	0	$0	0	$0	647	$0	$117,067	$(79,594)	$(31)	37,922
Comprehensive Loss:
Net loss attributable to common stockholders														(100,896)		(100,896)
Unrealized loss on marketable securities															31	31
Comprehensive Loss																(100,865)
Exercise of stock options	2,876,624	29									43,682	4	1,137			1,170
Private Placement /Reorganization (Note 8)			21,180,131	212									99,800			100,012
ITC Holding loan conversion													29,726			29,726

Balance, December 31, 2000	50,912,155	$509	21,180,131	$212	0	$0	0	$0	0	$0	44,329	$4	$247,730	$(180,490)	$(0)	67,965
Comprehensive Loss:
Net loss attributable to common stockholders														(90,373)		(90,373)
Comprehensive Loss																(90,373)
Non-Cash Distribution to Preferred Shareholders (Note 8)													36,579	(36,579)		0
Exercise of stock options	78,733	1									5,889	1	891			893
Private Placement					37,149,262	371							109,331			109,702
Stock issued for purchase of land					70,300	1							210			211

Balance, December 31, 2001	50,990,888	$510	21,180,131	$212	37,219,562	$372	0	$0	0	$0	50,218	$5	$394,741	$(307,442)	$(0)	$88,398
Comprehensive Loss:
Net loss attributable to common stockholders														(2,626)		(2,626)
Comprehensive Loss																(2,626)
Exercise of stock options	49,569	0									100	0	2			2
Private Placement					13,000,000	130							38,870			39,000
Non-cash stock option compensation													3,266			3,266
Reorganization, net of fees of $3,842 (Note 8)							10,684,751	107	21,701,279	217			56,167			56,491

Balance, December 31, 2002	51,040,457	$510	21,180,131	$212	50,219,562	$502	10,684,751	$107	21,701,279	$217	50,318	$5	$493,046	$(310,068)	$(0)	$184,531

The accompanying notes are an integral part of these consolidated financial statements.

Knology, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	Year ended December 31,
	2000	2001	2002
Cash flows from operating activities:
Net loss	$(100,896)	$(90,373)	$(2,626)
Adjustments to reconcile net loss to net cash provided (used in) by operating activities:
Depreciation and amortization	60,672	78,954	80,533
Non-cash stock option compensation	0	0	3,266
Gain on debt extinguishment	0	(31,875)	(109,804)
Asset impairment	0	0	9,946
Litigation fees	0	0	1,244
Write off of investment	0	0	45
Amortization of bond discount	40,152	42,948	33,207
Loss (gain) on disposition of assets	344	427	(88)
Cumulative effect of change in accounting principle	0	0	1,294
Gain on adjustment of warrants to market	0	0	(2,865)
Amortization of deferred investment tax credit	(72)	(72)	(72)
Other deferred credits	0	(45)	0
Changes in operating assets and liabilities:
Accounts receivable	(1,659)	(2,699)	(1,369)
Accounts receivable—affiliate	14,918	2,710	465
Prepaid expenses and other	(411)	242	42
Accounts payable	15,303	(12,340)	(2,390)
Accrued liabilities	6,995	(3,446)	(2,142)
Unearned revenue	538	2,318	1,632

Total adjustments	136,780	77,122	12,944

Net cash provided by (used in) operating activities	35,884	(13,251)	10,318

Cash flows from investing activities:
Capital expenditures	(146,706)	(86,696)	(44,446)
Organizational and franchise cost expenditures	(1,402)	(1,367)	(1,448)
Proceeds from the sale of investments	6,069	0	0
Proceeds from sale of property	276	99	1,047
Investment in Grande	(8,223)	(1,108)	0
Other	0	(45)	0

Net cash used in investing activities	(149,986)	(89,117)	(44,847)

Cash flows from financing activities:
Principal payments on debt and short-term borrowings	(3,549)	(11)	(2)
Expenditures related to issuance of debt	(109)	(442)	0
Proceeds from private placement, net of offering expenses	100,011	109,702	39,000
Proceeds from affiliate loan	29,726	0	0
Proceeds from long-term debt facility	0	32,482	5,470
Stock options exercised	1,170	946	2
Expenditures related to reorganization	0	0	(4,102)
Repurchase of senior discount notes	0	(22,810)	0
Advances to affiliates	(338)	(53)	0

Net cash provided by financing activities	126,911	119,814	40,368

Net increase in cash and cash equivalents	12,809	17,446	5,839
Cash and cash equivalents at beginning of year	7,819	20,628	38,074

Cash and cash equivalents at end of year	$20,628	$38,074	$43,913

Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$1,903	$2,758	$1,550

Cash received during period for income taxes	$16,656	$712	$296

Stock issued for purchase of land	$0	$211	$0

The accompanying notes are an integral part of these consolidated financial statements.

Knology, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2000, 2001, and 2002

(dollars in thousands, except per share data)

1.    Organization, Nature of Business, and Basis of Presentation

Organization

Knology, Inc. (“Knology” or the “Company”) was a wholly owned subsidiary of ITC Holding Company, Inc. (“ITC Holding”) through February 2000 and was incorporated under the laws of the State of Delaware in September 1998. The purpose of incorporating the Company was to enable ITC Holding to complete a reorganization of certain of its wholly owned and majority-owned subsidiaries on November 23, 1999 (the “Reorganization”).

Prepackaged plan of reorganization under Chapter 11

Knology Broadband, Inc., or Broadband, a wholly owned subsidiary of Valley Telephone Co., Inc., which is a wholly owned subsidiary of Knology, on September 18, 2002 filed a bankruptcy petition under Chapter 11 of the federal bankruptcy laws in the United States Bankruptcy Court for the Northern District of Georgia. On that same date, Knology and Broadband filed a prepackaged plan of reorganization of Broadband under Chapter 11.

Broadband received approval from the Bankruptcy Court to pay all trade claims and employee wages in the ordinary course of business, including prepetition claims.

Contractual interest on debt obligations for the 12 months ended December 31, 2002 is $41,619, which is $6,857 in excess of reported interest expense, as reported interest expense excludes contractual interest during the bankruptcy proceeding which will not be paid.

On October 22, 2002, the Bankruptcy Court confirmed the prepackaged plan of reorganization of Broadband without modification.

On November 6, 2002, the following transactions became effective pursuant to the prepackaged plan:

➢	Knology received $39,000 gross cash proceeds from the issuance of 13,000,000 shares of Series C preferred stock in a private placement to existing investors SCANA Holding and ITC Telecom Ventures. The proceeds will be used to pay transaction expenses of approximately $1,700 and for general corporate purposes.

➢	$379,900 aggregate principal amount at maturity of Broadband discount notes were exchanged for $193,500 of new Knology notes and 10,618,352 shares of new Knology Series D preferred stock and 21,701,279 shares of new Knology Series E preferred stock.

➢	The $15,500, 4-year senior secured credit facility by and among Wachovia, as lender, Broadband, as guarantor, and the subsidiaries of Broadband as borrowers, was amended and restated.

➢	The $40,000 10-year senior, secured credit facility by and among CoBank as lender and Valley Telephone, Globe Telecommunications, Inc., Interstate Telephone, as borrowers, was amended.

➢	$64,200 aggregate principal amount at maturity of Broadband discount notes held by Valley Telephone, were canceled in exchange for a limited guaranty by Broadband of the CoBank credit facility.

➢	$15,300 owed to Knology by Broadband under two intercompany loan facilities was canceled in exchange for a limited guaranty by Broadband of the CoBank credit facility.

Knology, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

➢	The Knology Stockholders Agreement was amended to provide the holders of Broadband discount notes who received new Knology preferred stock in the restructuring with registration rights and co-sale rights, as well to provide holders of the Series D preferred stock the right to nominate a director to be elected to Knology’s board of directors.

Nature of business

Knology, Broadband and their respective subsidiaries own and operate an advanced interactive broadband network and provide residential and business customers broadband communications services, including analog and digital cable television, local and long-distance telephone, high-speed Internet access, and broadband carrier services to various markets in the southeastern United States.

Our telephone operations group, consisting of Interstate Telephone Company, Globe Telecommunications, Inc., ITC Globe, Inc., and Valley Telephone Co., Inc. (our “Telephone Operations Group”) is wholly owned and provides a full line of local telephone and related services and broadband services. Certain of the Telephone Operations Group subsidiaries are subject to regulation by state public service commissions of applicable states for intrastate telecommunications services. For applicable interstate matters related to telephone service, certain Telephone Operations Group subsidiaries are subject to regulation by the Federal Communications Commission.

Basis of presentation

The consolidated financial statements are prepared on the accrual basis of accounting and include the accounts of the Company and its wholly owned subsidiaries. Investments in which the Company does not exercise significant control are accounted for using the cost method of accounting. All significant intercompany balances have been eliminated.

2.    Summary of Significant Accounting Policies

Accounting estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Property, plant, and equipment

Property, plant, and equipment are stated at cost. Depreciation and amortization are calculated using the straight-line method over the estimated useful lives of the assets, commencing when the asset is installed or placed in service. Maintenance, repairs, and renewals are charged to expense as incurred. The cost and accumulated depreciation of property and equipment disposed of are removed from the related accounts, and any gain or loss is included in or deducted from income. Depreciation and amortization (excluding telephone plant) are provided over the estimated useful lives as follows:

Years

Buildings	25
System and installation equipment	7-10
Production equipment	9
Test and office equipment	3-7
Automobiles and trucks	5
Leasehold improvements	5-20

Knology, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Depreciation of telephone plant is provided on a straight-line method, using class or overall group rates acceptable to regulatory authorities. Such rates range from 2% to 24%. Depreciation expense for the years ended December 31, 2000, 2001 and 2002 was $41,976, $63,333 and $78,623, respectively.

Inventories are valued at the lower of cost or market (determined on a weighted average basis) and include customer premise equipment and certain plant construction materials. These items are transferred to system and installation equipment when installed.

Interest is capitalized in connection with the construction of the Company’s broadband network. The capitalized interest is recorded as part of the asset to which it relates and is amortized over the asset’s estimated useful life. Approximately $2,329 and $2,430 of interest cost was capitalized in 2000 and 2001, respectively.

Intangible assets

Intangible assets include the excess of the purchase price of acquisitions over the fair value of net assets acquired as well as various other acquired intangibles. Intangible assets and the related useful lives and accumulated amortization at December 31, 2001 and 2002 are as follows:

	2001	2002	Amortization Period (Years)

Goodwill	56,291	54,870	10-40
Customer base	34,757	328	3
Noncompete agreement	1,500	0	3
Other	2,846	798	1-15

	95,394	55,996
Less accumulated amortization	51,031	14,912

Intangibles, net	$44,363	$41,084

The Financial Accounting Standards Board (“FASB”) issued SFAS No. 141, “Business Combinations”, and SFAS No. 142, “Goodwill and Other Intangible Assets”, in June 2001. SFAS No. 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. The Company had no business combinations initiated after June 30, 2001. SFAS No. 142 provides that goodwill is no longer subject to amortization over its estimated useful life. It requires that goodwill be assessed for impairment on at least an annual basis by applying a fair value-based test.

The Company adopted SFAS No. 142 on January 1, 2002. The Company has performed a goodwill impairment test in accordance with SFAS No. 142 as of January 1, 2003 and will perform this test annually on January 1. The Company uses a two step process to test for impairment to the carrying value of goodwill in accordance with SFAS No. 142. The first step of the process compares the fair value of each reporting unit with the carrying value of the reporting unit, including any goodwill. Each geographic operating unit is deemed to be a reporting unit for testing purposes. The Company utilizes a discounted cash flow valuation methodology to determine the fair value of each reporting unit. If the fair value of each reporting unit exceeds the carrying amount of the reporting unit, goodwill is deemed not to be impaired in which case the second step in the process is unnecessary. If the carrying amount exceeds fair value, the Company performs the second step to measure the amount of impairment loss. Any impairment loss is measured by comparing the implied fair value of goodwill, calculated per SFAS No. 142, with the carrying amount of goodwill at the reporting unit, with the excess of the carrying amount over the fair value recognized as an impairment loss.

Knology, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The Company accounts for the impairment of amortizable intangible assets in accordance with SFAS No. 144 as described under Long-lived assets. Based on the results of the goodwill impairment test, the Company recorded an impairment loss of $1,294 in the first quarter of 2002 as a cumulative effect of change in accounting principle.

During 2001, the Company recorded approximately $4,794 in amortization of goodwill. Excluding the impaired assets noted above amortization expense would have been $4,760. Effective January 1, 2002, the Company no longer recorded amortization of goodwill. A goodwill impairment test will be performed at least annually on January 1. During 2002, the Company recorded approximately $791 in amortization expense.

The following is a pro forma presentation of reported net loss, adjusted for the exclusion of goodwill amortization net of related income tax effect:

	Pro Forma Results for the Year ended December 31,
	2000	2001	2002

Reported net loss	$(100,896)	$(90,373)	$(2,626)
Goodwill amortization (net of tax)	4,812	4,794	0

Adjusted net loss	$(96,084)	$(85,579)	$(2,626)

Basic and diluted net loss per share attributed to common shareholders	$(3,446.09)	$(1,772.11)	$(52.20)
Basic and diluted weighted average number of common shares outstanding	27,882	48,292	50,304

The net amount of goodwill at December 31, 2002 and December 31, 2001 was $40,834 and $42,128, respectively. There were no intangible assets reclassified to goodwill upon adoption of SFAS No. 142.

Amortization expense related to goodwill and intangible assets was $791 and $14,492 for the years ended December 31, 2002 and 2001, respectively.

Scheduled amortization of intangible assets for the next five years is as follows:

2003	$354
2004	1
2005	0
2006	0
2007	0
Thereafter	0

$355

Deferred issuance costs

Deferred issuance costs include costs associated with the issuance of debt and the consummation of credit facilities (Note 4). Deferred issuance costs and the related useful lives and accumulated amortization at December 31, 2001 and 2002 are as follows:

	2001	2002	Amortization Period (Years)

Deferred issuance costs	$9,173	$1,858	4-10
Accumulated amortization	(3,694)	(1,411)

Deferred issuance costs, net	$5,479	$447

Knology, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

In connection with restructuring, $3,841, net of related amortization, of deferred issuance cost was written off as a result of the exchange of the Broadband Senior Discount Notes.

Long-lived assets

On January 1, 2002, we adopted FASB Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”). Under SFAS No. 144, the Company reviews long-lived assets for impairment when circumstances indicate the carrying amount of an asset may not be recoverable based on the undiscounted future cash flows of the asset. If the carrying amount of the asset is determined not to be recoverable, a write-down to fair value is recorded. The effects of adopting SFAS No. 144 were not material to our results of operations.

In connection with the restructuring of our capitalization pursuant to the prepackaged plan of reorganization, we issued new 12% senior notes due 2009, which include covenants limiting our ability to fund expansion into new markets, including Nashville and Louisville. Due to the restrictive nature of the new covenants as they relate to the use of operating cash flows or new borrowings for expansion, we have evaluated our assets for impairment. The asset impairment charge was measured in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets.”

Based on our evaluation of the impact the new covenants will have on our business plan, the Company recognized an asset impairment of approximately $9,946 during the year ended December 31, 2002. The total asset impairment is comprised of the following:

Abandoned construction in progress	$6,094
Franchise costs	1,398
Construction inventory	2,454

Total asset impairment	$9,946

Cost of services

Cost of services related to video consists primarily of monthly fees to the National Cable Television Cooperative and other programming providers and is generally based on the average number of subscribers to each program. Cost of services related to voice and data services and other consists primarily of transport cost and network access fees specifically associated with each of these revenue streams.

Stock based compensation

In December 2002, the FASB issued SFAS No. 148 “Accounting for Stock-Based Compensation-Transition and Disclosure,” which amends FASB Statement No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. Finally, this Statement amends APB Opinion No. 28, Interim Financial Reporting, to require disclosure about those effects in interim financial information. SFAS No. 148 is to be applied for financial statements for fiscal years ending after December 15, 2002. In December 2002, the Company elected to adopt the recognition provisions of SFAS No. 123 which is considered the preferable accounting method for stock-based employee compensation. The Company also elected to report the change in accounting principle using the prospective method in accordance with SFAS No. 148. Under the prospective method, the recognition of compensation costs is applied to all employee awards granted, modified or settled after the beginning of the fiscal year in which the recognition provisions are first applied. As a result, the Company recorded $3,266 of non-cash stock option compensation expense for

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

the year ended December 31, 2002. We will continue to provide pro forma net income and earnings per share information related to prior awards.

The following table illustrates the effect on net loss if Knology had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation:

	Year ended December 31,
	2000	2001	2002

Net loss, as reported	$(100,896)	$(126,952)	$(2,626)
Add: Stock-based compensation, as reported	—	—	3,266
Deduct: Total stock-based compensation determined under fair value based method for all awards, net of tax	(2,102)	(2,847)	(3,299)

Pro forma net loss	$(102,988)	$(129,799)	$(2,659)

Basic and diluted net loss per share attributed to common shareholders	$(3,693.70)	$(2,687.79)	$(52.86)
Basic and diluted weighted average number of common shares outstanding	27,882	48,292	50,304

Investments

Investments and equity ownership in associated companies consisted of the following at December 31, 2001 and 2002:

	2001	2002

Nonmarketable investments, at cost:
ClearSource common and preferred stock, 2,238,388 and 0 shares in 2001 and 2002, respectively	$12,575	$0
Grande Communications common stock, 500,000 and 10,123,829 shares in 2001 and 2002, respectively	5	12,580
Hybrid Networks, Inc. common stock, 90,000 and 0 shares in 2001 and 2002, respectively	45	0

Total investments	$12,625	$12,580

At December 31, 2002, the Company, through its wholly owned subsidiaries, owned approximately 2.43% of Grande. The Company’s investment in Grande is accounted for under the cost method of accounting. During 2002, Grande acquired Clearsource, Inc. Grande builds and operates broadband networks offering bundled communication services to several markets in Texas.

Accrued liabilities

Accrued liabilities at December 31, 2001 and 2002 consists of the following:

	2001	2002

Accrued trade expenses	$8,012	$5,564
Accrued property taxes	857	1,470
Accrued compensation	1,124	973
Accrued interest	590	434

Total	$10,583	$8,441

Revenue recognition

The Company generates recurring revenues for broadband offerings of video, voice and data and other services. The revenues generated from these services primarily consists of a fixed monthly fee for access

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

to cable programming, local phone services and enhanced services and access to the internet. Additional fees are charged for services including pay-per-view movies, events such as boxing matches and concerts, long distance service and cable modem rental. Revenues are recognized as services are provided and advance billings or cash payments received in advance of services performed are recorded as deferred revenue.

Advertising costs

The Company expenses all advertising costs as incurred. Approximately $1,980, $3,308 and $3,552 of advertising expense are recorded in the Company’s consolidated statements of operations for the years ended December 31, 2000, 2001, and 2002, respectively.

Installation fees

The Company recognizes installation revenue when the customer is initially billed for the connection of services as the direct selling costs exceed installation revenue on a per customer basis. The direct selling costs are expensed in the period incurred.

Sources of supplies

The Company purchases customer premise equipment and plant materials from outside vendors. Although numerous suppliers market and sell customer premise equipment and plant materials, the Company currently purchases each customer premise component from a single vendor and has several suppliers for plant materials. If the suppliers are unable to meet the Company’s needs as it continues to build out its network infrastructure, then delays and increased costs in the expansion of the Company’s network could result, which would adversely affect operating results.

Credit risk

The Company’s accounts receivable potentially subject the Company to credit risk, as collateral is generally not required. The Company’s risk of loss is limited due to advance billings to customers for services and the ability to terminate access on delinquent accounts. The potential for material credit loss is mitigated by the large number of customers with relatively small receivable balances. The carrying amount of the Company’s receivables approximates their fair values.

Income taxes

The Company utilizes the liability method of accounting for income taxes, as set forth in SFAS No. 109, “Accounting for Income Taxes.” Under the liability method, deferred taxes are determined based on the difference between the financial and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Deferred tax benefit represents the change in the deferred tax asset and liability balances (Note 7).

Prior to the short tax year ended December 31, 2000, the Company was included in the consolidated tax return of ITC Holding. Under a tax sharing arrangement, the Company recorded an income tax provision of $2,789 and a receivable in the amount of $684 at December 31, 2001, for the utilization of net operating losses included in the consolidated tax return of ITC Holding.

The Company has been a separate taxable entity since ITC Holdings completed a reorganization of some of its subsidiaries in February 2000. The Company files a consolidated federal income tax return resulting in a consolidated loss. The Company has significant net operating loss carryforwards, a portion of which are subject to limitation. The Company recorded an income tax provision of $0 at December 31, 2002. For income tax purposes, the Company believes that the prepackaged plan of reorganization did not result in any taxable income or loss from the extinguishment of debt. The remaining amount of the accrued interest on the Broadband notes will be deductible upon the future retirement of the new notes and stock exchanged in the prepackaged plan of reorganization. With respect to the prepackaged

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

plan of reorganization and the issues discussed above, there is a risk that the Internal Revenue Service may take a different position.

Comprehensive loss

The Company follows SFAS No. 130, “Reporting Comprehensive Income.” This statement establishes standards for reporting and display of comprehensive loss and its components in a full set of general purpose financial statements. The Company has chosen to disclose comprehensive loss, which consists of net loss and unrealized gains (losses) on marketable securities, in the consolidated statements of stockholders’ equity and comprehensive loss.

Net loss per share

The Company follows SFAS No. 128, “Earnings Per Share.” That statement requires the disclosure of basic net loss per share and diluted net loss per share. Basic net loss per share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net loss per share gives effect to all potentially dilutive securities. The effect of the Company’s convertible preferred stock, warrants and stock options (using the treasury stock method) was not included in the computation of diluted EPS as their effect was antidilutive.

New accounting pronouncements

In June 2001, the FASB issued SFAS No. 143 “Accounting for Asset Retirement Obligations.” SFAS No. 143, addresses accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement is effective for fiscal years beginning after June 15, 2002. We do not expect SFAS No. 143 to have a material impact on our financial position or results of operations.

In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Correction,” which provides for the rescission of several previously issued accounting standards, new accounting guidance for the accounting of certain lease modifications and various technical corrections that are not substantive in nature to existing pronouncements. We will adopt SFAS No. 145 on January 1, 2003, except for the provisions relating to the amendment of SFAS No. 13, which was adopted for transactions occurring subsequent to May 15, 2002. Effective December 31, 2002, we adopted SFAS No. 145 and reclassed the extraordinary gain on extinguishment of debt for the year ended December 31, 2001, of $31,875 to operating expenses.

In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” which requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. We do not expect SFAS No. 146 to have a material impact on our financial position and results of operations.

In November 2002, FASB Interpretation No, (“FIN”) 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantors, Including Indirect Guarantees of Indebtedness of Others,” was issued. FIN 45 requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under the guarantee. Guarantors will also be required to meet expanded disclosure obligations. The initial recognition and measurement provision of FIN 45 are effective for guarantees issued after December 31, 2002. The disclosure requirements are effective for annual and interim financial statements that end after December 15, 2002, and had no impact on the Company’s financial position or results of operations.

3.    Cash

As of December 31, 2002, the Company has $5,745 of cash that is restricted in use. Of this amount, $4,755 is held at the telephone operations group and is restricted for use by these entities. Also, the

Knology, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Company has pledged $990 of cash as collateral for amounts potentially payable under certain surety bond agreements.

4.    Long-Term Debt

Long-term debt at December 31, 2001 and 2002 consists of the following:

	2001	2002

Senior Unsecured Notes including accrued interest, with a face value of $194,659 bearing interest in-kind at 13% beginning November 6, 2002, interest payable semiannually at 12% beginning November 30, 2004, with principle and unpaid interest due November 30, 2009	$0	$198,455
Senior Discount Notes including accrued interest, with a face value of $379,894, bearing interest at 11.875% beginning October 15, 2002, interest payable semiannually beginning April 15, 2003 with principal and any unpaid interest due October 15, 2007	339,486	0
Senior secured Wachovia credit facility, at a rate of LIBOR plus 2.5%, interest payable quarterly with principal and any unpaid interest due June 15, 2006	15,465	15,465
Senior secured CoBank term credit facility, currently at a rate of 7.5%, interest payable quarterly, principal payments due quarterly beginning July 20, 2002 with final principal and any unpaid interest due April 20, 2011	32,482	37,952
Capitalized lease obligation, at a rate of 7%, with monthly principal and interest payments through October 2011	480	479

	387,913	252,351
Less current maturities	17,096	3,406

	$370,817	$248,945

Following are maturities of long-term debt for each of the next five years as of December 31, 2002:

2003	$3,232
2004	5,199
2005	12,440
2006	9,651
2007	4,565
Thereafter	253,932

Total	$289,019

On November 6, 2002, Knology and Broadband completed the financial restructuring pursuant to the prepackaged plan of reorganization. Under the plan, $379,900 aggregate principal amount at maturity of Broadband discount notes were exchanged for $193,500 of new Knology notes and 32,386,021 shares of new Knology preferred stock. The $64,200 aggregate principal amount at maturity of Broadband discount notes held by Valley Telephone were canceled in exchange for a limited guaranty by Broadband of the CoBank credit facility.

The completion of the restructuring enabled Knology to significantly lower its debt service requirements, which has improved its liquidity and financial condition. After giving effect to the completion of the restructuring, Knology’s first interest payment on the new Knology notes will be due two years after issuance (Knology presently intends to pay interest incurred for the first 18 months in kind through the issuance of additional notes) in the amount of $14,131, with consistent semiannual interest payments

Knology, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

due through the seventh anniversary of the issuance of the new Knology notes. The old Broadband discount notes would have matured on October 15, 2007 with an aggregate amount due at maturity of $444,100. The new Knology notes will increase to the amount due of $235,526, assuming payment in kind of interest incurred during the first 18 months of the new notes.

The indenture governing the new Knology notes places certain restrictions on the ability of Knology and its subsidiaries to take certain actions including the following:

➢	pay dividends or make other restricted payments;

➢	incur additional debt or issue mandatorily redeemable equity;

➢	create or permit to exist certain liens;

➢	incur restrictions on the ability of its subsidiaries to pay dividends or other payments;

➢	consolidate, merge or transfer all or substantially all its assets;

➢	enter into transactions with affiliates;

➢	utilize revenues except for specified uses;

➢	utilize excess liquidity except for specified uses;

➢	make capital expenditures for Knology of Knoxville, Inc.; and

➢	permit the executive officers of Knology to serve as executive officers or employees of other entities in competition with Knology.

These covenants will be subject to a number of exceptions and qualifications.

In November 1999, Knology completed an exchange in which Knology received the Broadband warrants which were issued in connection with the Broadband Senior Discount Notes issued in October 1997. These warrants were exchanged for warrants to purchase shares of Knology Series A preferred stock. During the second quarter 2002, Knology adjusted the carrying value of the outstanding warrants to market value based on the approximate per share value of the Series A preferred stock. In connection with our financial restructuring, the approximate per share value of Series A preferred stock is deemed to be $1.87 per share resulting in a $2,865 gain on the adjustment of warrants to market value.

During the third and fourth quarters of 2001, the Company repurchased senior discount notes with a face amount of $64,206 and a carrying amount of $55,516. The Company paid cash of approximately $22,810 to repurchase the notes. The transaction resulted in a gain of $31,875, consisting of a gain of $32,706 due to the discount, offset by $831 for the writeoff of debt issue costs associated with the original issuance of the notes in October 1997.

On December 22, 1998, Broadband entered into a $50,000 four-year senior secured credit facility with Wachovia Bank, National Association (formerly First Union National Bank). The Wachovia credit facility, as amended and restated pursuant to the restructuring, allows Broadband to borrow approximately $15,500. The Wachovia credit facility may be used for working capital and other purposes, including capital expenditures and permitted acquisitions. At Broadband’s option, interest will accrue based on either the prime or federal funds rate plus applicable margin or the LIBOR rate plus applicable margin. The applicable margin may vary from 4.0% for Base Rate Loans to 5.0% for LIBOR

Knology, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Rate Loans. The Wachovia credit facility contains a number of covenants that restrict the ability of Broadband and its subsidiaries to take many actions, including:

➢	the ability to incur debt;

➢	create liens;

➢	pay dividends;

➢	make distributions or stock repurchases;

➢	make investments;

➢	engage in transactions with affiliates; and

➢	sell assets and engage in mergers and acquisitions.

The Wachovia credit facility also includes covenants requiring compliance with operating and financial ratios on a consolidated basis, including total leverage ratio and debt service coverage ratio. Broadband is currently in compliance with these covenants, as amended. Should Broadband not be in compliance with the covenants, Broadband would be in default and would require a waiver from the lender. In the event the lender would not provide a waiver, amounts outstanding under the Wachovia credit facility could be payable to the lender on demand. A change of control of Broadband, as defined in the Wachovia credit facility, would constitute a default under the covenants. The restructuring resulted in the amendment and restatement of the Wachovia credit facility, including an adjustment of the maturity date which allows Knology to make scheduled quarterly principal payments beginning in the third quarter of 2004 with a final payment due in the second quarter of 2006. The maximum amount available under the Wachovia credit facility as of December 31, 2002, was approximately $15,500. As of December 31, 2002, approximately $15,475 had been drawn against the facility.

On June 29, 2001, the Company, through its wholly owned subsidiaries, Globe Telecommunications, Inc., Interstate Telephone Company and Valley Telephone Co., Inc. (the “Borrowers”), entered into a $40,000 secured master loan agreement with CoBank, ACB. This master loan agreement allows the Borrowers to make one or more advances in an amount not to exceed $40,000. The loan proceeds may be used to purchase senior discount notes issued by Knology Broadband and to finance capital expenditures, working capital and for general corporate purposes of the Borrowers. Obligations under the loan agreement are secured by substantially all tangible and intangible assets of the Borrowers. The master loan agreement contains a number of covenants that restrict the ability of the Borrowers to take certain actions, including the ability to:

➢	incur indebtedness;

➢	create liens;

➢	merge or consolidate with any other entity;

➢	make distributions or stock repurchases;

➢	make investments;

➢	engage in transactions with affiliates; and

➢	sell or transfer assets.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The CoBank credit facility also includes covenants requiring compliance with certain operating and financial ratios of the borrowers on a consolidated basis, including a total leverage ratio and a debt service coverage ratio. The borrowers are currently in compliance with these covenants, but there can be no assurances that the borrowers will remain in compliance. Should the borrowers not be in compliance with the covenants, the borrowers would be in default and would require a waiver from CoBank. In the event CoBank would not provide a waiver, amounts outstanding under CoBank credit facility could be payable on demand. In connection with the completion of our financial restructuring the maximum amount available under the master loan agreement has been amended to $38,000.

5.    Operating Leases

The Company leases office space, utility poles, and other assets for varying periods. Leases that expire are generally expected to be renewed or replaced by other leases.

Future minimum rental payments required under the operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 2002 are as follows:

2003	$1,574
2004	1,312
2005	1,300
2006	1,046
2007	732
Thereafter	2,785

Total minimum lease payments	$8,749

Total rental expense for all operating leases was approximately $1,127, $1,167 and $2,600 for the years ended December 31, 2000, 2001, and 2002, respectively.

6.    Commitments and Contingencies

Purchase commitments

The Company has entered into contracts with various entities to provide programming to be aired by the Company. The Company pays a monthly fee for the programming services, generally based on the number of average video subscribers to the program, although some fees are adjusted based on the total number of video subscribers to the system and/or the system penetration percentage. Certain contracts have minimum monthly fees. The Company estimates that it will pay approximately $34,669 in programming fees under these contracts during 2003.

Legal proceedings

On September 18, 2002, Broadband filed a petition under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Georgia. On October 22, 2002, the court confirmed the joint plan of reorganization of Knology and Broadband without modification, and on November 6, 2002, the plan became effective. See Note 1, “Prepackaged Plan of Reorganization Under Chapter 11” for more information.

In September 2000, the City of Louisville, Kentucky granted Knology of Louisville, Inc. a cable television franchise. Insight filed a complaint against the City of Louisville in state court claiming that Knology’s

Knology, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

franchise was more favorable than Insight’s franchise. Insight’s complaint suspended Knology’s franchise until there is a final, nonappealable order in Insight’s state court case. In April 2001 the City of Louisville moved for summary judgment in state court against Insight. In March 2002, the state court ruled that Insight’s complaint had no merit and the state court granted the City’s motion to dismiss Insight’s complaint. Insight appealed the state court’s order dismissing their complaint and their appeal is pending.

In November 2000, Knology filed a federal court action against Insight Communications Company, Inc. seeking monetary damages, declaratory and injunctive relief from Insight and the City arising out of Insight’s complaint and the suspension of Knology’s franchise. In March 2001, the federal court issued an Order granting Knology’s motion for preliminary injunctive relief and denying Insight’s motion to dismiss. The federal court order granting Knology’s motion for preliminary injunction found that Insight violated the Cable Act of 1992 and the Telecommunications act of 1996. Knology’s complaint for monetary damages, its request for monetary relief, and both parties’ motions for summary judgment are pending before the federal court. At this time it is impossible to determine with certainty the ultimate outcome of the litigation. The Company incurred $1,266 in litigation fees through December 31, 2002.

In the normal course of business, the Company is subject to various litigation; however, in management’s opinion, there are no legal proceedings pending against the Company, which would have a material adverse effect on the financial position, results of operations, or liquidity of the Company.

7.    Income Taxes

The benefit/(provision) for income taxes from continuing operations consisted of the following for the years ended December 31, 2000, 2001, and 2002:

	2000	2001	2002

Current	$3,170	$(2,789)	$(0)
Deferred	31,381	38,318	(7,840)
(Increase) decrease in valuation allowance	(31,381)	(38,318)	7,840

Income tax benefit (provision)	$3,170	$(2,789)	$(0)

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of deferred tax assets and liabilities as of December 31, 2001 and 2002 are as follows:

	2001	2002

Deferred tax assets:
Net operating loss & other attributes carryforwards	$65,342	$88,290
Equity in losses of subsidiaries	1,189	1,189
Deferred bond interest	54,521	17,003
Deferred revenues	639	370
Alternative minimum tax credit carryforward	2,334	2,334
Other	2,254	8,567
Valuation allowance	(94,431)	(86,591)

Total deferred tax assets	31,848	31,162
Deferred tax liabilities:
Depreciation and amortization	31,848	31,162

Net deferred income taxes	$0	$0

Knology, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

At December 31, 2002, the Company had available federal net operating loss carryforwards of approximately $228,000 that expire from 2011 to 2021. The utilization of $112,000 of these loss carryforwards and $2,334 AMT carryforwards is subject to an annual limitation as a result of a change in ownership of the Company, as defined in the Internal Revenue Code. The limitation does not reduce the total amount of net operating losses that may be taken, but rather substantially limits the amount that may be used during a particular year. The Company also had various state net operating loss carryforwards totaling approximately $287,000. Unless utilized, the state net operating loss carryforwards expire from 2011 to 2021. Management has recorded a total valuation allowance of $86,591 against its deferred tax assets including the operating loss carryforwards.

A reconciliation of the income tax provision computed at statutory tax rates to the income tax provision for the years ended December 31, 2000, 2001, and 2002 is as follows:

	2000	2001	2002

Income tax benefit at statutory rate	34%	34%	34%
State income taxes, net of federal benefit	3%	3%	4%
Non taxable book gain on early extinguishment			1,587%
Reduction in deferred interest on senior discount notes			(1,883)%
Interest—high yield debt			(13)%
Other	(6)%	3%	(28)%
(Increase) decrease in valuation allowance	(28)%	(42)%	(299)%

Income tax benefit (provision)	3%	(2)%	(0)%

Investment tax credits related to telephone plant have been deferred and are being amortized as a reduction of federal income tax expense over the estimated useful lives of the assets giving rise to the credits.

8.    Equity Interests

Capital transactions

During 2001, the Company issued to certain existing investors and a select group of new accredited investors in private placement transactions 37,219,562 shares of Series C preferred stock at a purchase price of $3.00 per share, for aggregate proceeds of $111,659. In connection with the private placement, the Company amended its amended and restated certificate of incorporation to adjust the ratios at which the Series A preferred stock and Series B preferred stock convert into common stock. Prior to the completion of the private placement of Series C preferred stock, both the shares of Series A preferred stock and shares of Series B preferred stock converted into shares of common stock on a one-to-one basis. As amended, each share of Series A preferred stock converts into .10371 shares of common stock and each share of Series B preferred stock converts into .14865 shares of common stock. In January 2001, a non-cash dividend of $36,579 was recognized in conjunction with the issuance of Series C preferred stock and the amendment of the conversion ratios of the Company’s Series A preferred stock and Series B preferred stock into common stock.

The Company has authorized 200,000,000 shares of $.01 par value common stock, 56,000,000 shares of $.01 par value Series A preferred stock, 21,180,131 shares of $.01 par value Series B preferred stock, 60,000,000 shares of $.01 par value Series C preferred stock, 34,000,000 shares of $.01 par value Series D preferred stock, 25, 000, 000 shares of $.01 par value Series E preferred stock and 25,000,000 shares of $.01 par value non-voting common stock.

Knology, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The holders of Series A, B, C and D preferred stock have the right to vote together with the holders of common stock, on an as-converted basis, on all matters presented to the holders of common stock. Additionally, the holders of Series A, B, C and D preferred stock, each voting as a separate class, have the right to approve certain matters, including:

➢	authorizations, designations or issuances any new class or series of the Company’s securities with rights and preferences superior to, or in parity with, that series of preferred stock;

➢	authorizations, designations or issuances of shares of that series of preferred stock;

➢	amendments of the Company’s certificate of incorporation or bylaws in a way that materially adversely affects the holders of that series of preferred stock; or

➢	voluntary dissolutions of the Company.

Further, Knology’s preferred stockholders have the right to approve certain business combinations and redemptions of our stock. Additionally, the preferred stockholders have the right to approve any amendment, modification or waiver of the terms of their respective series of preferred stock. The holders of Series E preferred stock do not have rights except with respect to amendment of the terms of the Series E preferred stock and as otherwise required by Delaware law.

In February 2000, ITC Holding distributed to its option holders options to purchase 6,258,036 shares of the Company’s Series A preferred stock and distributed to its shareholders 43,211,531 shares of the Company’s Series A preferred stock.

On February 7, 2000, the Company completed a private placement of shares of its Series B preferred stock to a small group of institutional investors and certain officers of the Company for approximately $100,600 or $4.75 per share.

On November 6, 2002, Knology received $39,000 gross cash proceeds from the issuance of 13 million shares of Series C preferred stock in a private placement to two existing investors. Also on November 6, 2002, Knology issued 10,684,751 shares of Series D preferred stock and 21,701,279 shares of Series E preferred stock in exchange for a portion of the old Broadband senior discount notes.

In connection with the Reorganization, the Company’s warrant holders elected to exchange the warrants to purchase shares of the preferred stock of Broadband for warrants to purchase shares of the Series A preferred stock of Knology. Broadband’s warrants were subsequently canceled.

Knology, Inc. stock option plans

In December 2002, the board of directors and stockholders approved the Knology, Inc. 2002 Long-Term Incentive Plan (the “2002 Plan”). This plan authorizes the issuance of up to 20 million shares of common stock pursuant to stock option awards. Effective December 31, 2002 all outstanding awards previously granted under the Broadband 1995 stock option plan (the “1995 Plan”) and the Knology 1999 Long-Term Incentive Plan (the “1999 Plan”) were canceled. Also effective December 31, 2002, an equal number of the awards canceled under these plans were granted, along with additional awards, under the 2002 Plan. The 1995 Plan and the 1999 Plan are no longer maintained by the Company.

In November 1999, the Company had assumed the 1995 Plan. Each outstanding option to purchase stock of Broadband was converted into an option to purchase four shares of common stock of the Company at the same time the stock option plan was assumed.

Knology, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Upon the Reorganization, all employees of the Company became eligible to receive stock options under the 1995 Plan and 1999 Plan.

The 2002 Plan is administered by the compensation and stock option committee of the board of directors. Options granted under the plans are intended to qualify as “incentive stock options” under Section 422 of the Internal Revenue Code of 1986, as amended. All options are granted at an exercise price equal to the estimated fair value of the common stock at the dates of grant as determined by the board of directors based on private equity transactions and other analyses. The options expire 10 years from the date of grant, with the exception of the options that were granted to replace the canceled options. The expiration date of theses replacement options is the same as the expiration date of the related canceled options.

Knology, Inc. series A preferred spin-off options

Prior to the Distribution, ITC Holding sponsored a stock option plan which provided for the granting of stock options to substantially all employees of ITC Holding and its wholly owned and majority-owned subsidiaries, including the employees of the Company’s telephone operations group. Options were generally granted at a price (established by ITC Holding’s board of directors based on equity transactions and other analyses) equal to at least 100% of the fair market value of ITC Holding’s common stock on the option grant date. Options granted generally became exercisable 40% after two years and 20% per annum for the next three years and remained exercisable for 10 years after the option grant date. At February 4, 2000 (the effective date of the spin-off for option holders), employees of the Company held options outstanding for a total of 410,463 of ITC Holding’s shares at option prices ranging from $1.45 to $19.82 per share.

In connection with the spin-off, stock options outstanding under ITC Holding’s stock option plan were adjusted. Each ITC Holding option holder received 1.09153 options of Series A Preferred shares in the Company (the “Spin-off Options”). The Spin-off Options were at exercise prices that preserved the economic benefit of the ITC Holding options at the spin-off date. As a result, options for 6,258,036 shares of the Company’s Series A Preferred Stock were issued under the Spin-off Plan at exercise prices ranging from $.08 per share to $3.70 per share.

Statement of Financial Accounting Standards No. 123

The Company follows SFAS No. 123, “Accounting for Stock-Based Compensation,” which defines a fair value-based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the method of accounting prescribed by Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees.” Entities electing to remain with the accounting methodology required by APB Opinion No. 25 must make pro forma disclosures of net income and, if presented, earnings per share as if the fair value-based method of accounting defined in SFAS No. 123 had been applied.

In 2002, the Company elected to adopt the fair value recognition of compensation cost provisions of SFAS No. 123. The Company also elected to report the change in accounting principle from APB No. 25 using the prospective method in accordance with SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure. Under the prospective method, the recognition of

Knology, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

compensation cost is applied to all employee awards granted, modified, or settled after the beginning of the fiscal year in which the recognition provisions are first applied. In December 2002, the Company canceled all outstanding awards for common stock as of December 31, 2002 and granted an equal number of replacement options at the current fair market value with the same expiration date as the related canceled option. The replacement options, as well as all other awards granted and settled during 2002, were included in the calculation of compensation cost in accordance with SFAS No. 123 and SFAS No. 148. The Company recorded a non-cash stock option compensation charge of $3,266 related to the replacement and the adoption of the provisions of SFAS No. 123 and SFAS no. 148. The following represent the expected stock option compensation expense for the next five years assuming no additional grants.

2003	$1,708
2004	764
2005	444
2006	165
2007	0
Thereafter	0

$3,081

Prior to 2002, the Company accounted for Knology, Inc.’s stock option plans and the Spin-off options under APB Opinion No. 25, under which no compensation cost was recognized by the Company. However, the Company has computed, for pro forma disclosure purposes, the value of all options for shares of Knology common stock and Series A preferred stock to employees of the Company using the Black-Scholes option pricing model and the following weighted average assumptions in 2000, 2001, and 2002:

	2000	2001	2002
	Common

Risk-free interest rate	6.03%-6.88%	3.35%-5.08%	2.79%
Expected dividend yield	0%	0%	0%
Expected lives	Five years	Four years	Four years
Expected volatility	92%	121%	38%

	Series A preferred

Risk-free interest rate		4.60%-7.49%
Expected dividend yield		0%
Expected lives		Six years
Expected volatility		92%

The total fair value of options granted to employees under both plans during 2000 and 2001 was computed as approximately $3,040 and $3,388, respectively, which would be amortized on a pro forma basis over the four-year vesting period of the options.

Knology, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

A summary of the status of the 2002 Plan at December 31, 2002 is presented in the following table:

	Common shares	Weighted average exercise price per share	Series A preferred shares	Weighted average exercise price per share

Outstanding at December 31, 1999	657,104	27.10	0	0
Granted	114,616	44.40	0	0
Assumed at Spin-off	0	0	6,258,036	1.05
Forfeited	(122,666)	29.30	(137,409)	1.85
Exercised	(43,683)	23.40	(2,876,624)	39

Outstanding at December 31, 2000	605,371	30.00	3,244,003	1.62
Granted	160,364	30.00	0	0
Forfeited	(54,041)	30.80	(138,946)	3.36
Exercised	(5,889)	26.40	(78,733)	68

Outstanding at December 31, 2001	705,805	29.90	3,026,324	1.59
Granted	895,886	19.90	0	0
Forfeited	(796,366)	29.90	(68,220)	2.36
Exercised	(100)	26.30	(49,567)	45

Outstanding at December 31, 2002	805,227	$18.70	2,908,537	$1.60

Exercisable shares as of December 31, 2002	443,836	$18.70	2,576,427	$1.44

The following table sets forth the exercise price range, number of shares, weighted average exercise price, and remaining contractual lives by groups of similar price and grant date:

Common shares

Range of exercise prices	Outstanding as of 12/31/2002	Weighted average remaining contractual life	Weighted average exercise price	Exercisable as of 12/31/2002	Average exercise price

$ 0.00-$20.00	804,313	7.1	$18.70	442,997	$18.70
$20.10-$47.50	914	1.7	$32.80	839	$33.10

Series A preferred shares

Range of exercise prices	Outstanding as of 12/31/2002	Weighted average remaining contractual life	Weighted average exercise price	Exercisable as of 12/31/2002	Average exercise price

$0.00-$0.27	110,696	1.20	$0.25	110,696	$0.25
$0.28-$1.71	1,673,782	4.00	$0.77	1,569,434	$0.75
$1.72-$3.70	1,124,059	6.30	$2.95	896,297	$2.93

Knology, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

At December 31, 2002, 443,831 options for the Company’s common shares with a weighted average price of $18.70 per share were exercisable by employees of the Company. At December 31, 2002, 2,576,427 options for the Company’s Series A preferred shares with a weighted average price of $1.25 per share were exercisable by the employees of the Company.

9.    Related Party Transactions

ITC Holding occasionally provides certain administrative services, such as legal and tax planning services, for the Company. The costs of these services are charged to the Company based primarily on the salaries and related expenses for certain of the ITC Holding executives and an estimate of their time spent on projects specific to the Company. For the years ended December 31, 2000, 2001, and 2002, the Company recorded approximately $19, $131, and $0, respectively in selling, operations, and administrative expenses related to these services. In the opinion of management, amounts charged to the Company are consistent with costs that would be incurred from third-party providers.

Certain of ITC Holding’s affiliates provide the Company with various services and/or receive services provided by the Company. These entities include InterCall, Inc., which provides conference calling services. In addition, the Company receives services from ITC/\DeltaCom, Inc., an affiliate of ITC Holding, which provides wholesale long-distance and related services and which leases capacity on certain of its fiber routes. In management’s opinion, the Company’s transactions with these affiliated entities are representative of arm’s-length transactions.

For the years ended December 31, 2000, 2001, and 2002, the Company received services from these affiliated entities in the amounts of approximately $2,567, $3,888, and $3,999, respectively, which are reflected in cost of services and selling, operations, and administrative expenses in the Company’s consolidated statements of operations.

The Company also provides switching, programming, and other services for various affiliated companies on a contracted or time and materials basis. Total amounts paid by the affiliated companies for these services approximated $3,549, $1,845, and $2,467 for the years ended December 31, 2000, 2001, and 2002 respectively, and are reflected in operating revenues in the Company’s consolidated statements of operations.

Relatives of the stockholders of ITC Holding are stockholders and employees of the Company’s insurance provider. The costs charged to the Company for insurance services were approximately $1,239, $1,211, and $141 for the years ended December 31, 2000, 2001, and 2002, respectively.

Knology, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

10.    Quarter-by-Quarter Comparison (Unaudited)

Summarized quarterly financial data for the years ended December 31, 2000, 2001 and 2002 are as follows:

Quarters:	First	Second	Third	Fourth
2000
Operating revenues	$18,740	$20,254	$20,885	$22,694
Operating loss	(14,450)	(15,997)	(18,448)	(18,939)
Net loss	(21,042)	(24,063)	(27,300)	(28,491)
Basic and diluted net loss per share	(6,921.71)	(1,231.22)	(620.65)	(642.75)
Basic and diluted weighted average shares outstanding	3,040	19,544	43,986	44,327

2001
Operating revenues	23,506	25,452	27,396	29,835
Operating (loss) income	(20,356)	(20,512)	9,030	(14,843)
Net loss	(29,975)	(30,817)	(1,565)	(28,016)
Non-cash distribution to preferred stockholders	(36,579)	0	0	0
Basic and diluted net loss per share	(671.68)	(669.92)	(32.22)	(557.92)
Basic and diluted weighted average shares outstanding	44,627	46,001	50,135	50,215

2002
Operating revenues	32,034	34,878	36,132	38,822
Operating (loss) income	(15,917)	(15,907)	(28,208)	92,027
Cumulative effect of change in accounting principle	(1,294)	0	0	0
Net (loss) income	(27,882)	(24,258)	(37,470)	86,984
Basic and diluted net loss per share	(555.15)	(482.64)	(745.00)	1,729.48
Basic and diluted weighted average shares outstanding	50,224	50,261	50,295	50,295

The Company has adopted the provisions of SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections,” which provides for the rescission of several previously issued accounting standards, new accounting guidance for certain lease modifications and various technical corrections that are not substantive in nature to existing pronouncements. In accordance with the adoption of SFAS No. 145, the Company has reclassified the extraordinary gain on extinguishment of debt, as previously reported, of $29,394 and $2,481 for the quarters ended September 30, 2001 and December 31, 2001, respectively, to operating expenses.

Knology, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

11.    Subsequent Events

On November 28, 2003, a one-for-10 reverse stock split of shares of the Company’s common stock and non-voting common stock became effective. As a result, each of the outstanding shares of common stock was reclassified as one-tenth (1/10) of a share of common stock and each of the outstanding shares of non-voting common stock was reclassified as one-tenth (1/10) of a share of non-voting common stock.

On December 1, 2003, Knology Broadband of California, Inc., one of the Company’s indirect subsidiaries, entered into a $6.7 million purchase-money financing promissory note and a purchase-money security agreement with Campbell B. Lanier, III. Amounts outstanding under the promissory note bear interest at a rate of 12% per annum. The proceeds from the promissory note were used on December 1, 2003 to complete the acquisition of the cable system and franchise rights in Cerritos, California and to pay related expenses.